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                                 -----------------------------------------------
------                                        OMB APPROVAL
FORM 3                           OMB Number:                3235-0104
------                           Expires                    December 31, 2001
                                 Estimated average burden
                                 hourse per response........................0.5

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)

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  1. Name and Address of Reporting Person*       2. Date of Event Requiring      4. Issuer Name and Ticker or Trading Symbol
     L-3 Communications Corporation                 Statement                       LogiMetrics, Inc. (LGMTA)
                                                    (Month/Day/Year)
------------------------------------------------
 (Last)            (First)       (Middle)           07/11/00                       ---------------- ------------------------------

                                                  ---------------------------    5. Relationship of Reporting Person(s) to Issuer
                                                                                          (Check all applicable)
             600 Third Avenue                    3. I.R.S. Identification           [ ] Director              [x] 10% Owner
------------------------------------------------    Number of Reporting             [ ] Officer
               (Street)                             Person, if an entity                (give title below)    [ ] Other
                                                    (voluntary)                                                   (specify below)

                                                                                        ------------------------

     New York, New York         10016
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     (City)    (State)           (Zip)

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6. If Amendment, Date of
   Original (Month/Day/Year)


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7. Individual or Joint/Group
   Filing (Check Applicable Line)

[x] Form filed by One Reporting Person
[ ] Form filed by More than One Reporting Person

-----------------------------------------------

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security          2.  Amount of Securities      3. Ownership               4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     Beneficially Owned           Form: Direct (D) or        (Instr. 5)
                                  (Instr. 4)                   Indirect (I) (Instr. 5)
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   Common Stock                    93,236,794                  (D)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


                                                             (Over
                                                             SEC 1472 (3-99(3-9)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.






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
FORM 3 (CONTINUED)
                 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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 I. Title of Derivative Security     2. Date Exercisable and Expiration Date          3. Title and Amount of Securities
    (Instr. 4)                                   (Month/Day/Year)                        Underlying Derivative Security
                                                                                         (Instr. 4)
                                     -----------------------------------------------------------------------------------
                                      Date Exercisable          Expiration Date       Title              Amount or
                                                                                                      Number of Shares
------------------------------------------------------------------------------------------------------------------------
   Right to Buy Common Stock            07/11/00                 None                Common             up to
                                                                                     Stock              3,333,333

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   Right to Buy Common Stock            07/11/00                 07/10/10            Common             up to
                                                                                     Stock              5,555,555

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   Right to Buy Common Stock            07/11/00                 07/10/10            Common             up to
                                                                                     Stock              6,775,940

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

------------------------------------------------------------------------------------------------------
 4. Conversion or                   5. Ownership Form of                    6. Nature of Indirect
    Exercise                           Derivative Security                     Beneficial Ownership
    Price of                           Direct (D) or                           (Instr.5)
    Derivative                         Indirect (I) (Instr. 5)
    Security

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    $1.50 per                          (D)
    share
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    $0.54 per                          (D)
    share
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    $0.54 per                          (D)
    share
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

EXPLANATION OF RESPONSES:

* * Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                             L-3 COMMUNICATIONS CORPORATION
                             By: /s/ Christopher C. Cambria
                             -----------------------------
                             Name:  Christopher C. Cambria
                             Title: Vice President


                                                                  7/20/00
                              -----------------------------       -------
                              ** Signature of Reporting Person             Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.